Exhibit 99.1
Zix Corporation Tops High End of Revenue Guidance as Company Announces Fourth Quarter and Year-End 2008 Financial Results
Email Encryption business drives best performance to date for Company-wide annual revenue, gross margin and cash flow
DALLAS — February 17, 2009 — Zix Corporation (ZixCorp®) (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today announced financial results for the fourth quarter ended December 31, 2008. ZixCorp recorded fourth quarter revenues of $7.2 million and a GAAP net loss of $0.9 million for the quarter, or $0.01 per share, compared with revenues of $7.0 million, and a GAAP net loss of $1.4 million, or $0.02 per share, in the corresponding quarter in 2007. Total revenue for the full year 2008 was $28.0 million compared with $24.1 million in 2007. GAAP net loss for the full year 2008 was $5.4 million compared with $8.1 million for 2007. Total cash and cash equivalents as of December 31, 2008 were $13.2 million.
“Despite the weakened economy, the strong year in our Email Encryption business drove record performance for the Company in 2008,” said Rick Spurr, chairman of the board and chief executive officer. “The 26 percent annual revenue growth, 83 percent annual gross margin and strong cash collections in this business led to the highest revenue, gross margin and cash flow ever for the Company in 2008. We believe that continuing compliance needs for email security combined with our market leadership, superior SaaS architecture, the largest shared directory of addresses and our maturing OEM relationships indicate our Email Encryption business remains well-positioned for continued growth. With the new Medicare incentive program beginning this year and continued interest from payors in sponsoring new prescribers, we continue to believe that 2009 may be the year for acceleration in the e-Prescribing market.”
Corporate Highlights
•	Company-wide fourth quarter 2008 revenue of $7.2 million is up 3 percent over the comparable quarter in 2007, exceeding previously-issued revenue guidance of $6.8 to $7.1 million

•	The Company’s year-end balance of cash and cash equivalents was $13.2 million, ahead of the Company’s guidance of $13.1 million
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

•	ZixCorp was once again named to Deloitte’s prestigious Technology Fast 50 Program for Texas, based on the Company’s 313 percent revenue growth from 2003-2007
Business Highlights
Email Encryption
•	Email Encryption revenue for fourth quarter 2008 was $6.1 million, up 15 percent when compared with the fourth quarter 2007. The full year revenues for Email Encryption of $22.6 million represented a 26% increase over 2007

•	Email Encryption achieved new first-year orders for the fourth quarter 2008 of $1.5 million, the Company’s second highest result ever, compared with $1.4 million in the comparable quarter of 2007. For all of 2008, new first-year orders were $5.5 million. Total orders for 2008 were $29.2 million, an increase of 21 percent over 2007

•	ZixCorp maintained a strong renewal rate for eligible contracts at 94 percent for the year

•	The ZixDirectory™, the community of users which forms the backbone of ZixCorp’s Email Encryption Service, achieved a new milestone, topping 14 million members with an increased growth rate of approximately 100,000 new addresses added each week

•	ZixCorp also surpassed the 800 customer mark for the number of financial services customers using its Email Encryption Service

•	The Company renewed its OEM contract with Google, its largest channel partner
e-Prescribing
•	e-Prescribing revenue for fourth quarter 2008 was $1.1 million compared with $1.7 million for the fourth quarter in 2007. Full-year revenue of $5.4 million in 2008 represented an 11 percent decline from 2007, or approximately $700,000. This drop in revenue was due primarily to the decline in fee revenue after a contractual cap was reached in one program

•	ZixCorp signed several new sponsorship contracts in the fourth quarter, including BCBS Alabama for up to 300 prescribers, Aetna in New Jersey who is offering e-prescribing to over 1,000 eligible prescribers, and UnitedHealthcare in Texas for 200 prescribers

•	The Company’s PocketScript business exceeded the e-prescribing deployment guidance of 150 for the fourth quarter with 201 deployments

•	ZixCorp’s PocketScript® e-Prescribing service processed over 2.2 million e-scripts in the fourth quarter, bringing the full year 2008 total prescriptions processed to 8.6 million, an increase of 16 percent over 2007
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

Financial Highlights
Revenues by Product Fourth Quarter and Full Year 2007 — 2008

			3-month Variance
	3 Months Ended December 31,		2008 vs. 2007
	2008	2007	$	%
Email Encryption	$6,070,000	$5,297,000	$773,000	15%
e-Prescribing	1,099,000	1,684,000	(585,000)	(35%)

Total revenues	$7,169,000	$6,981,000	$188,000	3%

			12-month Variance
	12 Months Ended December 31,		2008 vs. 2007
	2008	2007	$	%
Email Encryption	$22,604,000	$17,982,000	$4,622,000	26%
e-Prescribing	5,431,000	6,132,000	(701,000)	(11%)

Total revenues	$28,035,000	$24,114,000	$3,921,000	16%

Revenues: Company-wide revenues were $7.2 million in the fourth quarter 2008, with full year 2008 revenues at $28.0 million Company-wide. The Company’s Email Encryption business had its highest quarterly revenue in Company history with $6.1 million, while the e-Prescribing quarterly revenue of $1.1 million was down when compared to 2007. This decline in e-Prescribing revenue was driven primarily by fewer new prescriber deployments in 2008 compared with 2007 and the drop in fee revenue after reaching a contractual cap in one customer program. For full year 2008, Email Encryption revenue was $22.6 million. This increase was due to the revenue growth inherent in a successful subscription model with steady additions to the subscriber base coupled with a high rate of renewing existing customers, which was 94 percent for the year. For full year 2008, e-Prescribing revenues were $5.4 million, with the decline driven primarily by the drop in fee revenue after reaching the contractual cap in one customer program. The Company’s order backlog (contractually bound service contracts that represent future revenue to be recognized as the services are provided) was a record $37.4 million on December 31, 2008.
Gross Margin: The Company recorded its highest gross margin ever with $4.8 million (67 percent of revenue) for the fourth quarter 2008, as compared with $4.3 million or 61 percent of revenue for the same period in 2007. The gross margin contribution from the Email Encryption business for the fourth quarter 2008 was $5.05 million (83 percent), while the gross margin contribution from e-Prescribing was negative $0.25 million (negative 21 percent). For full year 2008, the Company-wide gross margin was $18.2 million (65 percent of revenue), a 37 percent improvement over the $13.2 million gross margin for 2007. The annual year-on-year gross margin improvement came from solid revenue growth in Email
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

Encryption on a largely fixed cost structure, partially offset by the decline in e-Prescribing revenues and gross margin.
R&D and SG&A Expenditures: In the fourth quarter 2008, the Company’s research and development (R&D) expenses increased 21 percent over the comparable quarter in 2007 to $1.6 million, as the Company continued to invest in product enhancements in order to facilitate the sale of our Email Encryption Service by our OEM partners, including to European customers, and keep our PocketScript application current with the latest certification requirements. Sales, general and administrative (SG&A) expenses were $4.4 million, up 2 percent when compared with the same period in 2007.
Outlook: The Company forecasts revenue for the first quarter to be between $7.1 and $7.4 million. e-Prescribing deployments for the first quarter are expected to be between 250 and 300 deployments. Adjusted earnings per share are expected to be between ($0.01) and ($0.02).
Fourth Quarter Conference Call Information
The Company’s fourth quarter and year-end 2008 operating results will be released after close of the U.S. financial markets on February 17, 2009. The Company will hold a conference call to discuss this information on February 17 at 5:00 p.m. ET.
A live Webcast of the conference call will be available on the investor relations portion of ZixCorp’s Web site at http://investor.zixcorp.com. Alternatively, participants can listen to the conference call by dialing 617-614-3926 or toll-free 800-299-7928 and entering access code 97361301. An audio replay of the conference will be available until February 24, by dialing 617-801-6888 or toll-free 888-286-8010, and entering the access code 27898401, and after that date via Webcast on the Company’s Web site
About Zix Corporation
ZixCorp is the leading provider of easy-to-use-and-deploy email encryption and e-prescribing services that Connect entities with their customers and partners to Protect and Deliver sensitive information in the healthcare, finance, insurance and government industries. ZixCorp’s hosted Email Encryption Service provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service saves lives and saves money by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
ZixCorp Contacts:
Public Relations: Geoff Bibby (214) 370-2241, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Mr. Spurr’s statement, “We believe that continuing compliance needs for email security combined with our market leadership, superior SaaS architecture, the largest shared directory of addresses and our maturing OEM relationships indicate our Email Encryption business remains well-positioned for continued growth. With the new Medicare incentive program beginning this year and continued interest from payors in sponsoring new prescribers, we continue to believe that 2009 may be the year for acceleration in the e-Prescribing market,” and the statements under the caption “Outlook” are forward-looking statements, not a guarantee of future performance, and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the Company’s continued operating losses and use of cash resources; the Company’s ability to achieve broad market acceptance for the Company’s products and services, including the Company’s ability to enter into new sponsorship arrangements, or expand existing sponsorship arrangements, for its PocketScript e-prescribing services and the Company’s ability to continue obtaining acceptance of its Email Encryption business in its core markets of healthcare and financial and to achieve market acceptance of its Email Encryption business in the insurance, government and other markets; the Company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written, from its PocketScript e-prescribing service; the Company’s ability to establish and maintain OEM, reseller and other strategic relationships to gain customers and grow revenues, particularly in its Email Encryption business; the expected increase in competition in the Company’s Email Encryption and e-Prescription businesses; the affect of government regulation, including a possible governmental e-prescription mandate pertaining to Medicare prescriptions; and the Company’s ability to successfully and timely introduce new Email Encryption and e-Prescription products and services or related products and services and implement technological changes. Further details pertaining to such risks and uncertainties may be found in the Company’s public filings with the SEC.
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

ZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	$13,245,000	$10,524,000
Marketable securities	—	1,734,000
Receivables, net	476,000	1,119,000
Prepaid and other current assets	1,145,000	1,545,000

Total current assets	14,866,000	14,922,000

Restricted cash	28,000	25,000
Property and equipment, net	2,236,000	2,297,000
Goodwill, intangible and other assets	2,227,000	2,230,000

Total assets	$19,357,000	$19,474,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,916,000	$3,295,000
Deferred revenue	14,960,000	12,606,000

Total current liabilities	17,876,000	15,901,000

Long-term liabilities:
Deferred revenue	2,484,000	3,497,000
Deferred rent	300,000	365,000

Total long-term liabilities	2,784,000	3,862,000

Total liabilities	20,660,000	19,763,000
Total stockholders’ deficit	(1,303,000)	(289,000)

Total liabilities and stockholders’ deficit	$19,357,000	$19,474,000

Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenues	$7,169,000	$6,981,000	$28,035,000	$24,114,000

Cost of revenues	2,345,000	2,704,000	9,850,000	10,866,000

Gross margin	4,824,000	4,277,000	18,185,000	13,248,000

Operating expenses:
Research and development expenses	1,642,000	1,360,000	6,158,000	5,322,000
Selling, general and administrative expenses	4,377,000	4,276,000	18,033,000	17,961,000
Customer deposit forfeiture	—	—	—	(2,000,000)
Loss on impairment of operating lease	—	—	—	100,000

Total operating expenses	6,019,000	5,636,000	24,191,000	21,383,000

Operating loss	(1,195,000)	(1,359,000)	(6,006,000)	(8,135,000)

Other (expense) income:
Investment and other income	171,000	203,000	606,000	640,000
Interest expense	—	(30,000)	—	(171,000)
Loss on extinguishment of convertible debt	—	(77,000)	—	(255,000)

Total other income	171,000	96,000	606,000	214,000

Loss before income taxes	(1,024,000)	(1,263,000)	(5,400,000)	(7,921,000)
Income tax benefit (expense)	145,000	(127,000)	(42,000)	(181,000)

Net loss	$(879,000)	$(1,390,000)	$(5,442,000)	$(8,102,000)

Basic and diluted loss per common share	$(0.01)	$(0.02)	$(0.09)	$(0.13)

Basic and diluted weighted average common shares outstanding	63,244,489	61,121,506	62,981,958	60,424,251

Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
	2008	2007
Operating activities:
Net loss	$(5,442,000)	$(8,102,000)
Non-cash items in net loss	4,998,000	1,152,000
Changes in operating assets and liabilities	2,508,000	5,507,000

Net cash provided (used) by operating activities	2,064,000	(1,443,000)

Investing activities:
Purchases of property and equipment	(1,238,000)	(1,431,000)
Restricted cash investments and marketable securities, net	1,731,000	(1,724,000)

Net cash provided (used) by investing activities	493,000	(3,155,000)

Financing activities:
Issuance of common stock upon exercise of stock options	164,000	542,000
Issuance of common stock upon exercise of warrants	—	3,652,000
Payment of short-term note payable, capital leases and other	—	(255,000)
Payment of promissory note payable	—	(1,600,000)

Net cash provided by financing activities	164,000	2,339,000

Increase (Decrease) in cash and cash equivalents	2,721,000	(2,259,000)
Cash and cash equivalents, beginning of period	10,524,000	12,783,000

Cash and cash equivalents, end of period	$13,245,000	$10,524,000

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Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com